EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the purchase of shares on the NASDAQ Global Market.  The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
6/30/20111	Purchase	$8.5906	19923
7/1/20112	Purchase	8.7784	14300
7/5/2011	Purchase	8.9000	900
7/6/20113	Purchase	8.8906	3148
7/7/2011	Purchase	8.8600	69600
7/11/20114	Purchase	8.7875	4000
7/12/2011	Purchase	8.7500	9390
7/13/20115	Purchase	8.7510	3303
7/14/20116	Purchase	8.7302	19535
7/15/20117	Purchase	8.7594	5100

1 This transaction was executed in multiple trades at prices ranging from $8.58 - 8.60.
2 This transaction was executed in multiple trades at prices ranging from $8.77- 8 .86.
3 This transaction was executed in multiple trades at prices ranging from $8.83 - 8.90.
4 This transaction was executed in multiple trades at prices ranging from $8.78 - 8.80.
5 This transaction was executed in multiple trades at prices ranging from $8.70 - 8.77.
6 This transaction was executed in multiple trades at prices ranging from $8.72 - 8.75.
7 This transaction was executed in multiple trades at prices ranging from $8.73 - 8.76.